UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2010

Federal-Mogul Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34029	20-8350090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26555 Northwestern Highway, Southfield, Michigan		48033
(Address of principal executive offices)		(Zip Code)

(248) 354-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2010, the Company was informed that Keith Meister tendered his resignation from the Company’s Board of Directors.

Michael C. Mauer was elected by the Board to serve as a non-independent director on August 6, 2010. Mr. Mauer will hold office until the next annual election or until his successor is duly elected and shall qualify, or until his earlier resignation or removal.

Mr. Mauer, age 48, has since July 2009 served as Senior Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., which is the owner of approximately 76% of the Company’s outstanding shares of common stock and an affiliate of Mr. Carl C. Icahn, the Chairman of the Company’s Board of Directors. Mr. Mauer previously served as a managing director of Citigroup, a global financial services company, since March 2001. While at Citigroup, he led several operations including Global Leverage Finance and Global Fixed Income Currency and Commodity Distribution. From 1988 to 2001, Mr. Mauer held several positions of increasing responsibility at JP Morgan including Head of North American Investment Grade and Leveraged Loan Syndicate, Sales and Trading. Mr. Mauer is a C.P.A. and began his career in 1982 at Price Waterhouse & Co. where he was a Senior Accountant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal-Mogul Corporation
(Registrant)

Date: August 11, 2010		/s/ Robert L. Katz
	By:	Robert L. Katz
Senior Vice President, General Counsel and Secretary

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